Exhibit 99.1

Bed Bath & Beyond, Inc. Provides Additional Details on the Dividend of Warrants to Shareholders

MURRAY, Utah – October 2, 2025 – Bed Bath & Beyond, Inc. (NYSE: BBBY) (the “Company”), owner of Bed Bath & Beyond, Overstock, buybuy BABY, and a blockchain asset portfolio, today announced additional details regarding its special dividend to be distributed in the form of warrants to holders of the Company’s common stock.  As a reminder, the warrant dividend will be distributed to each shareholder of record as of October 2, 2025 (the “Record Date”).
As previously announced, each registered shareholder as of the Record Date will receive one (1) warrant for every ten (10) shares of Company common stock held, rounded down to the nearest whole warrant.
Each warrant will entitle the holder to purchase one share of common stock at an exercise price of $15.50, until the warrants expire on October 7, 2026 (the “Expiration Date”), unless the “Alternate Expiration Date Price Condition” is met. The Alternate Expiration Date Price Condition is satisfied if the Company’s common stock equals or exceeds $18.60 (the “Alternate Expiration Trigger”) for at least 20 trading days out of a 30-trading day period (“Alternate Expiration Date”), at which point the Company has the right but not the obligation to accelerate the expiration date of the warrants to the business day immediately following the Alternate Expiration Date.
The Company expects to distribute the warrants on or around Tuesday, October 7, 2025 (the “Distribution Date”), and the warrants will be eligible to be exercised upon the date that a registration statement on Form S-3 registering the issuance of the shares upon exercise of the of the warrants has been declared effective by the SEC  (the “Exercise Start Date”). The warrants will be issued without any action required by the Company’s shareholders as of the Record Date and without any payment of cash or other consideration.
As a reminder, holders can only exercise a warrant by paying the exercise price to acquire the shares of common stock in cash. Following the Distribution Date, the warrants are expected to be freely tradable and listed on the New York Stock Exchange under the ticker BBBY WS. Recipients of the warrants will be able to trade their warrants or exercise any warrants in accordance with the warrant agreement, irrespective of whether they continue to hold shares of common stock.
Warrant Terms
•	Eligibility: Shareholders must be a shareholder of record on the October 2, 2025 Record Date to receive warrants.
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Ratio: Stockholders will receive one (1) warrant for each ten (10) shares of common stock held as of the Record Date of October 2, 2025, rounded down to the nearest whole number for any fractional warrant. As an example, a shareholder who owns 320 or 327 shares of common stock would receive 32 warrants.

•	Exercise Price: Each warrant will entitle the holder to purchase one share of the Company’s common stock at an exercise price of $15.50.
•	Expiration: The warrants will expire at 5:00 p.m. New York City time on October 7, 2026, unless the Alternate Expiration Date Price Condition is triggered.
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Alternate Expiration Price Condition: If the Company’s common stock equals or exceeds $18.60 for at least 20 trading days out of a 30-trading day period, the Company has the right but not the obligation to accelerate the expiration date of the warrants to the business day immediately following the Alternate Expiration Date.

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Exercisability: The warrants are exercisable beginning as of the date a registration statement on Form S-3 registering the issuance of the shares upon exercise of the of the warrants has been declared effective by the SEC and may be exercised at any time through the Expiration Date.

The warrants will be governed by a warrant agreement that we expect to file with the Securities and Exchange Commission (“SEC”) by the Distribution Date. The warrant agreement will contain additional detail on warrant holders’ rights to exercise, potential future adjustments to the warrants, potential suspension of the exercise period and extension of the expiration of the exercise period and other matters.

Supplemental frequently asked questions and answers relating to the warrant dividend distribution will be made available at https://investors.beyond.com/.

About Bed Bath & Beyond, Inc.

Bed Bath & Beyond, Inc. (NYSE:BBBY), based in Murray, Utah, is an ecommerce-focused retailer with an affinity model that owns or has ownership interests in various retail brands, offering a comprehensive array of products and services that enable its customers to enhance everyday life through quality, style, and value. The Company currently owns Bed Bath & Beyond, Overstock, buybuy BABY, and now Kirkland’s Home, as well as other related brands and websites and a blockchain asset portfolio inclusive of tZERO, GrainChain, and other assets. The Company regularly posts information and updates on its Newsroom and Investor Relations pages on its website, bedbathandbeyond.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include all statements other than statements of historical fact, including but not limited to: our expectations regarding the warrant dividend and distribution; the anticipated Exercise Start Date and Distribution Date for the warrant distribution; if and when the Alternate Expiration Date Price Condition may be satisfied, the potential gross proceeds resulting from warrant exercises; the expected use of proceeds from any proceeds received from warrant exercises; the acceptance to trading of the warrants on the New York Stock Exchange; and the price of those warrants and the existence of a market for those warrants. Additional information regarding factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 25, 2025, our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2025, filed with the SEC on July 29, 2025, and in our subsequent filings with the SEC.

Investor Relations
ir@beyond.com
pr@beyond.com

Source: Bed Bath & Beyond, Inc.